SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 8, 2006

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	0-23862	22-2994719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah	84070
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 553-6600

Item 1.01	Entry into a Material Definitive Agreement
Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Item 3.02	Unregistered Sales of Equity Securities
Item 5.03	Amendments to Articles of Incorporation or Bylaws

Exchange of Series K Preferred Stock for Series J Preferred Stock (Items 1.01, 3.02, and 5.03)

On September 8, 2006, Fonix Corporation (the “Company”) entered into a Series L 9% Convertible Preferred Stock Exchange Agreement (the “Exchange Agreement”) with McCormack Avenue Ltd. (“McCormack”), a British Virgin Islands corporation. Pursuant to the Exchange Agreement, McCormack exchanged the 1,960.8 shares of Series H Preferred Stock that it acquired from the Company in connection with the purchase by the Company of the assets of LTEL Holdings Corporation in February 2004, for 1,960.8 shares of the Company’s Series L 9% Convertible Preferred Stock (the “Series L Preferred Stock”).

The Series L Preferred Stock entitles Southridge to receive dividends in an amount equal to 9% of the then-outstanding balance of shares of Series L Preferred Stock. The dividends are payable in cash or shares of the Company’s Class A common stock, at the Company’s option.

The Series L Preferred Stock may be converted into common stock of the Company at the option of the holder by using a conversion price which shall be 80% of the average of the two (2) lowest closing bid prices for the twenty-day trading period prior to the conversion date.

Redemption of the Series L Preferred Stock, whether at our option or that of Southridge, requires us to pay, as a redemption price, the stated value of the outstanding shares of Series L Preferred Stock to be redeemed, together with any accrued but unissued dividends thereon, multiplied by one hundred ten percent (110%).

Because the shares of Series L were issued in exchange for the outstanding shares of Series H Preferred Stock, we did not receive any proceeds in connection with the issuance of the Series L Preferred Stock.

In connection with the issuance of the Series L Preferred Stock, we filed with the State of Delaware a Certificate of Designation and Series L 9% Convertible Stock Terms (the “Series L Terms”), which become a part of our Certificate of Incorporation, as amended.

Under the Exchange Agreement and the Series L Terms, McCormack may convert shares of Series L Preferred Stock into shares of our common stock. Our issuances of shares of common stock upon any conversion of the Series L Preferred Stock will be made without registration under the securities Act of 1933 (the “1933 Act”) in reliance on Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Notice of Default under McCormack Note (Item 2.04)

On September 8, 2006, the Company received a default notice (the “Default Notice”) from McCormack Avenue Ltd. (“McCormack”). The Default Notice relates to a Secured Note dated February 24, 2004, in the principal amount of $10,000,000 (the “Note”), as modified by an Extension and Modification Agreement between the Company and McCormack dated May 12, 2006 (the “Modification Agreement”). As of September 8, 2006, the Company owed $9,240,809 in connection with the Note. Under the terms of the Note, and a related Security Agreement between the Company and McCormack dated February 24, 2004 (the “Security Agreement”), McCormack may declare all liabilities, indebtedness, and obligations of the Company to McCormack under the Security Agreement and the Note immediately due and owing upon an event of default. The Note defines an event of default to include the non-payment by the Company of a scheduled payment which is not cured within 60 days.

Under the Note, the Company was to make quarterly payments of $319,214.14. The Company made the payments through October 15, 2005.  As of September 9, 2006, the Company had 3 payments, in an aggregate amount of $957,642.424, on which it was delinquent.

By way of background, the Company issued the Note in connection with the purchase by the Company of the assets of LTEL Holdings Corporation (“LTEL”) and its wholly owned subsidiaries, LecStar Telecom, Inc. and LecStar DataNet, Inc., in February 2004. The Note was secured by the stock and assets of LTEL Acquisition, the stock of LTEL, and the stock of LecStar pursuant to the Security Agreement and a Collateral Pledge Agreement (the "Pledge Agreement"), also dated as of February 24, 2004. The Company and McCormack entered into the Modification Agreement and a Supplemental Security Agreement (the “Supplemental Security Agreement”) related to the Note on May 12, 2006.

In the Default Notice, McCormack stated that it intends to exercise its rights, including any and all rights set forth in the Note and the Modification Agreement.

Also on September 8, 2006, McCormack provided to the Company a Notice of Sale, stating McCormack’s intention to sell at public auction all of the collateral referred to in the Security Agreement and the Supplemental Security Agreement.

McCormack has notified the Company that notwithstanding the Series L Exchange Agreement between the Company and McCormack discussed above, McCormack has not waived any of its rights in connection with the Note, the Modification Agreement, the Security Agreement, or the Supplemental Security Agreement.

ITEM 9.01.	Financial Statements and Exhibits

(a)	Financial Statements

None

(b)	Exhibits

4	Certificate of Designation of Rights and Preferences for Series L 9% Convertible Preferred Stock of Fonix Corporation.

99.1	Series L 9% Convertible Preferred Stock Exchange Agreement, dated as of September 8, 2006, between Fonix Corporation and McCormack Avenue Ltd.

99.2	Notice of Default, dated September 8, 2006

99.3	Extension and Modification Agreement, dated as of May 12, 2006

99.4	Supplemental Security Agreement, dated as of May 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION
(Registrant)

Date: September 14, 2006

	By:	/s/ Roger D. Dudley
Roger D. Dudley
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)